AUTHORIZED PARTICIPANT AGREEMENT

 AUTHORIZED PARTICIPANT AGREEMENT (this “Agreement”) dated as of March __, 2012 between Northern Lights Distributors, LLC (“Distributor”) and ___________ (“_________”), a __________ organized under the laws of __________ (the “Participant”)and is subject to acceptance by Brown Brothers Harriman, LLC, the index receipt agent (“Index Receipt Agent”) for Northern Lights ETF Trust (the “Trust”).

R E C I T A L S

WHEREAS, Index Receipt Agent serves as the index receipt agent for the Trust and its series listed on Schedule 1 hereto, as amended from time to time (each a “Fund”), and is an “index receipt agent” as that term is defined in the rules of the National Securities Clearing Corporation (“NSCC”).

WHEREAS, Distributor provides services as principal underwriter of the Funds acting on an agency basis in connection with the sale and distribution of the class of shares issued by the Funds known as “Shares.”

WHEREAS, the process by which an investor purchases and redeems Shares from a Fund is described in the Trust's current prospectuses and statement of additional information, as each may be supplemented or amended from time to time (the “Prospectus”) and comprise part of the Trust’s registration statement, as amended, on Form N-1A and the Authorized Participant Handbook, as provided herewith (the “Handbook”) (hereinafter collectively, “Fund Documents”). The discussion of the purchase and redemption process in this Agreement is modified as necessary by reference to the Fund Documents. References to the Fund Documents are to the then current Prospectus and Handbook as each may be supplemented or amended from time to time.

WHEREAS, Shares may be purchased or redeemed directly from the Fund only in aggregations of a specified number, known as a “Creation Unit,” and the number of Shares presently constituting a Creation Unit of each Fund is set forth in each Fund’s Prospectus.

WHEREAS, Creation Units of Shares may be purchased only by or through an entity that has entered into an Authorized Participant Agreement with the Distributor and is either a participant in the Depository Trust Company (“DTC”) or a broker-dealer or other participant in the Continuous Net Settlement System (the “CNSS”) of NSCC; and to purchase a Creation Unit, an authorized DTC participant or CNSS participant, whether acting for its own account or on behalf of another party, generally must deliver to the Fund a designated basket of securities (the “Deposit Securities”) and/or an amount of cash computed as described in the Fund Documents (the “Balancing Amount,” and together with the Deposit Securities, the “Fund Deposit”), plus a transaction fee as described in the Fund Documents (the “Transaction Fee”); and to redeem a Creation Unit, an authorized DTC participant or CNSS participant, whether acting for its own account or on behalf of another party, generally must deliver to the Fund a Creation Unit of Shares and a Balancing Amount, plus a Transaction Fee in exchange for a basket of securities (if different from the Deposit Securities for the relevant day, the “Redemption Securities”).

WHEREAS, Participant wishes to act as a Participant with respect to the Funds, and the parties seek to set forth the procedures by which the Participant may purchase and/or redeem Creation Units (i) through the CNSS clearing processes of NSCC as such processes have been enhanced to effect purchases and redemptions of Creation Units, such processes being referred to herein as the “Clearing Process,” or (ii) outside the Clearing Process through the DTC systems. The procedures for processing an order to purchase Shares (a “Purchase Order”) and an order to redeem Shares (a “Redemption Order,” and Purchase Orders and Redemption Orders generically, “Orders”) are described in the Fund Documents.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

 Section 1. Participant

(a) DTC Status.  The Participant hereby represents, covenants, and warrants that it is and will continue to be a participant in DTC (“DTC Participant”) so long as this Agreement is in effect and that, with respect to Purchase Orders or Redemption Orders placed through the Clearing Process, it is and will continue to be a member of NSCC and a participant in the CNSS so long as this Agreement is in effect. If a Participant loses its status as a DTC Participant or NSCC member, or its eligibility to participate in the CNSS, the Participant shall immediately notify the Distributor in writing of the change in status and this Agreement shall immediately become voidable by the Trust.  Upon such notice, the Distributor, in its sole discretion, may terminate this Agreement.  The Participant agrees that in connection with any transaction in which it acts on behalf of a third party, it shall extend to such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes in accordance with this Agreement or the Fund Documents.

 (b) Registration Status.  The Participant hereby represents and warrants that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, is qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business, and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (the “FINRA”). The Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant agrees to comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the Constitution, By-Laws and Conduct Rules of FINRA, and that it will not offer or sell Shares of any Fund in any state or jurisdiction where such shares may not lawfully be offered and/or sold.

 (c) Qualification of Shares.  If the Participant is offering and selling Shares of any Fund in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered or qualified as a broker or dealer, or to be a member of FINRA, as set forth above, the Participant nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the Securities Act of 1933 as amended (the “1933 Act”) and the regulations promulgated thereunder, and to conduct its business in accordance with the spirit of the FINRA Conduct Rules.

 (d) Activities of Participant.  The Participant understands and acknowledges that the proposed method by which Creation Units will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units may be issued and sold by the Fund on an ongoing basis, at any point a “distribution,” as such term is used in the 1933 Act, may occur. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in the distribution in a manner that could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. Whether a person is an underwriter depends upon all of the facts and circumstances pertaining to that person’s activities, and Participant understands that it should consult legal counsel if uncertain of its status. Neither the Distributor nor the Index Receipt Agent or Trust will indemnify the Participant for any violations of the federal securities laws committed by the Participant.

(e) Independent Contractor.  The Participant acknowledges and agrees that, for all purposes of this Agreement, the Participant is an independent contractor, and has no authority to act as agent for the Funds or the Distributor in any matter or in any respect. The Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Funds or the Distributor or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

(f) Irrevocable Proxy.  The Participant represents that from time to time it may be a Beneficial Owner (as that term is defined in Rule 16a-1(a)(2) or 13d-3 of the Securities Exchange Act of 1934) of Shares. To the extent that it is a Beneficial Owner of Shares, the Participant agrees to irrevocably appoint [Distributor] as its attorney and proxy with full authorization and power to vote (or abstain from voting) its beneficially owned shares (“Attorney”). The Attorney will vote (or abstain from voting) the Participant’s beneficially owned shares in the same proportion as the votes (or abstentions) of all other shareholders of the Fund on any matter submitted to the vote of shareholders of the Fund or Trust. The Attorney, as attorney and proxy for Participant under this paragraph, (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint from time to time; and (iii) may provide voting instructions to such agents, nominees, or substitute attorneys. Attorney may terminate this irrevocable proxy within sixty (60) days written notice to the Participant.

(g) Anti-Money Laundering.  The Participant represents that its anti-money laundering program (“AML Program”) is maintained consistent with all applicable federal laws, rules and regulations, including the USA PATRIOT Act and rules promulgated by the SEC, and that its AML Program, at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program consistent with the rules under section 326 of the USA PATRIOT Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against reports and suspicious activity reports, (viii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA PATRIOT Act, and (ix) allows for appropriate regulators to examine its anti-money laundering books and records.

Distributor shall verify the identity of each Authorized Participant and maintain identification verification and transactional records in accordance with the requirements of applicable laws and regulations aimed at the prevention and detection of money laundering and/or terrorism activities.  Distributor understands that the scope of its obligations in this regard are impacted by the fact that each Authorized Participant is a registered broker-dealer in good standing with FINRA pursuant to paragraph 1(b) above.

(h) Privacy. The Participant affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

(i) Affiliations.  The Participant represents, covenants and warrants that, during the term of this Agreement, it will not be an affiliated person of a Fund, a promoter or a principal underwriter of a Fund or an affiliated person of such persons, except under section 2(a)(3)(A) or 2(a)(3)(C) of the Investment Company Act of 1940, as amended (the “1940 Act”) due to ownership of Shares.

(j) Marketing Materials.  The Participant represents, warrants, and agrees that it will not make any representations concerning Shares, the Trust or the Funds, other than those contained in the Funds’ then current Prospectuses or in any promotional materials or sales literature furnished to the Participant by the Distributor. The Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs, or other similar materials), except such information and materials as may be furnished to the Participant by the Distributor and such other information and materials as may be approved in writing by the Distributor. The Participant understands that the Fund will not be advertised or marketed as an open-end investment company, i.e., as a mutual fund, and that any advertising materials will prominently disclose that the Shares are not individually redeemable. In addition, the Participant understands that any advertising material that addresses redemption of Shares will disclose that Shares may be tendered for redemption to the issuing Fund only in Creation Units. Notwithstanding the foregoing, the Participant may without the written approval of the Distributor prepare and circulate in the regular course of its business research reports that include information, opinions, or recommendations relating to Shares (i) for public dissemination, provided that such research reports compare the relative merits and benefits of Shares with other products and are not used for purposes of marketing Shares and (ii) for internal use by the Participant.

(k) Prospectus, Receipt of.  The Participant acknowledges receipt of the Prospectus and represents that it has reviewed that document (including the Statement of Additional Information incorporated therein) and understands the Funds and Shares.

The Distributor may deliver electronically a single prospectus, annual or semi-annual report or other shareholder information (each, a “Shareholder Document”) to persons who have effectively consented to such electronic delivery. The Distributor will deliver Shareholder Documents electronically by sending consenting persons an e-mail message informing them that the applicable Shareholder Document has been posted and is available on the Fund’s website, www.arrowshares.com, and providing a hypertext link to the document. By signing this Agreement, the Participant hereby consents to the foregoing electronic delivery of all Shareholder Documents to the e-mail address set forth on the signature page attached to this Agreement. The Participant further understands and agrees that unless such consent is revoked, the Participant can obtain access to the Shareholder Documents from the Distributor only electronically. The Participant can revoke the consent to electronic delivery of Shareholder Documents at anytime by providing written notice to the Distributor. The Participant agrees to maintain the e-mail address set forth on the signature page to this Agreement and further agrees to promptly notify the Distributor if its e-mail address changes. The Participant understands that it must have continuous Internet access to access all Shareholder Documents.

(l) Books and Records.  The Participant agrees to maintain all books and records of all sales of Shares made by or through it pursuant to its obligations under the federal securities laws and to furnish copies of such records to the Fund or the Distributor upon the request of the Fund or the Distributor.

Section 2.  Purchases and Redemptions of Shares.  All Purchase Orders and Redemption Orders shall be made in accordance with the terms of the Fund Documents and Schedule 2 hereto. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. It is contemplated that the phone lines used in connection with the purchase and redemption of Creation Units, which includes use by representatives of the Distributor, Index Receipt Agent or the Trust and any affiliates thereof, will be recorded, and the Participant hereby consents to the recording of all calls in connection with the purchase and redemption of Creation Units. The Funds reserve the right to issue additional or other procedures relating to the manner of purchasing or redeeming Creation Units, and the Participant agrees to comply with such procedures as may be issued from time to time. The Participant acknowledges and agrees on behalf of itself and any party for which it may be acting that a Purchase Order or Redemption Order shall be irrevocable.  The Participant may not cancel a Purchase Order or a Redemption Order after it is placed.  The Funds (or the Distributor on behalf of the Funds) shall retain the right, without notice, to reject any Purchase Order or Redemption Order, or suspend transactions in Shares, in accordance with the terms of the Fund Documents.

(a) Orders Through Clearing Process.  With respect to Purchase Orders or Redemption Orders processed through the Clearing Process, the Participant hereby authorizes the Index Receipt Agent to transmit to the NSCC on behalf of the Participant such instructions, including amounts of the Deposit Securities and Balancing Amounts as are necessary, consistent with the instructions issued by the Participant to the Distributor. The Participant agrees to be bound by the terms of such instructions issued by the Index Receipt Agent and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

(b) Orders for Global Funds.  Participant understands that each Fund holding any foreign securities (“Global Funds”) has caused its custodian to maintain with a subcustodian for such Fund an account in the relevant foreign jurisdiction to which the Participant shall deliver or cause to be delivered, as applicable, securities and cash in connection with a transaction in a Creation Unit whether acting in such transaction on behalf of itself or any third party, in accordance with the terms and conditions applicable to such account in such jurisdiction.

(c) Good Title; Restricted Securities.  The Participant represents on behalf of itself and any party for which it acts that upon delivery of Deposit Securities to the Custodian, the Fund will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges, and encumbrances, and not subject to any adverse claims, including without limitation any restrictions upon the sale or transfer of such securities imposed by (i) any agreement or arrangement entered into by the Participant or any party for which it is acting in connection with a Purchase Order; or (ii) any provision of the 1933 Act, and any regulations thereunder (except that portfolio securities of issuers other than U.S. issuers shall not be required to have been registered under the 1933 Act if exempt from such registration), or of the applicable laws or regulations of any other applicable jurisdiction. In particular, the Participant represents on behalf of itself and any party for which it acts that no such securities are “restricted securities” as such term is used in Rule 144(a)(3)(i) under the 1933 Act.

(d) Authorized Representatives.  The Participant shall deliver to the Funds, with copies to the Index Receipt Agent, a certificate listing the Authorized Representatives of the Participant, setting forth the names and signatures of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request, or instruction on behalf of the Participant (each an “Authorized Representative”). Such certificate may be accepted and relied upon by the Distributor and the Funds as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Funds of a superseding certificate. Upon the termination or revocation of authority of such Authorized Representative by the Participant, the Participant shall give immediate written notice of such fact to the Distributor and Funds with copy to the Index Receipt Agent and such notice shall be effective upon receipt by the Distributor and Funds.

(e) PIN.  The Distributor shall issue to the Participant a unique personal identification number (“PIN”) by which the Participant shall be identified and instructions issued by the Participant hereunder shall be authenticated. The PIN shall be kept confidential and provided to Authorized Representatives only. If the Participant’s PIN is changed, the new PIN will become effective on a date mutually agreed upon by the Participant and the Distributor. If for some reason, the Participant’s PIN number is compromised, the Participant shall contact the Distributor immediately in order have it revoked and have a new one issued.

 (f) Assumption in Favor of Distributor.  The Distributor shall assume that all instructions issued to it using the Participant’s effective PIN have been properly placed. The Distributor shall not verify that an Order is being placed by or on behalf of the Participant. The Participant agrees that the Distributor, the Index Receipt Agent and the Trust shall not be liable for losses incurred by the Participant as a result of unauthorized use of the Participant’s PIN, unless the Participant previously submitted written notice pursuant to paragraphs (d) or (e) immediately above.

(g) Cash Amount.  The Participant hereby agrees that, in connection with a Purchase Order for a Fund investing only in securities of issuers domiciled in the United States (“Domestic Fund”), whether for itself or any party for which it acts, it will make available on or before the contractual settlement date (the “Contractual Settlement Date”),  immediately available or same day funds estimated by the Trust to be sufficient to pay the Balancing Amount next determined after acceptance of the Purchase Order, together with the applicable Transaction Fee.  The Participant hereby agrees that, in connection with a Purchase Order for a Global Fund, whether for itself or any party for which it acts, it will make available at least one day before the Contractual Settlement Date, immediately available or same day funds estimated by the Trust to be sufficient to pay the Balancing Amount next determined after acceptance of the Purchase Order, together with the applicable Transaction Fee.  Any excess funds will be returned following settlement of the Purchase Order.  The Participant should ascertain the applicable deadline for cash transfers by contacting the operations department of the broker or depositary institution effectuating the transfer of the Balancing Amount. The Participant hereby agrees to ensure that the Balancing Amount will be received by the issuing Fund in accordance with the terms of the Fund Documents and this Agreement, and in the event payment of such Balancing Amount has not been so made, the Participant agrees on behalf of itself or any party for which it acts in connection with a Purchase Order to pay the amount of the Balancing Amount, plus other reasonable costs and interest, as computed at such reasonable rate as may be specified by the Fund from time to time. The Participant shall be liable to the Custodian, any sub-custodian or the Trust for any amounts advanced by the Custodian or any sub-custodian in its sole discretion to the Participant for payment of the amounts due and owing for the Balancing Amount. Computation of the Balancing Amount shall exclude any taxes, duties or other fees and expenses payable upon the transfer of beneficial ownership of the Deposit Securities, which shall be the sole responsibility of the Participant and not the Trust.

(h) Open for Business.  The Participant understands and agrees that Redemption Orders may be submitted only on days that the Trust is open for business, including as required by Section 22(e) of the Investment Company Act of 1940.

(i) Dividends and Distributions by Deposit and Redemption Securities.  With respect to any Redemption Order, the Participant acknowledges and agrees on behalf of itself and any party for which it is acting to return to a Fund any dividend, distribution, or other corporate action paid to it or to the party for which it is acting in respect of any Deposit Security that is transferred to the Participant or any party for which it is acting that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Fund. With respect to any Redemption Order, the Participant also acknowledges and agrees on behalf of itself and any party for which it is acting that a Fund is entitled to reduce the amount of money or other proceeds due to the Participant or any party for which it is acting by an amount equal to any dividend, distribution, or other corporate action to be paid to it or to the party for which it is acting in respect of any Deposit Security that is transferred to the Participant or any party for which it is acting that, based on the valuation of such Deposit Security at the time of transfer, should be paid to the Fund. With respect to any Purchase Order, each Fund acknowledges and agrees to return to the Participant or any party for which it is acting any dividend, distribution, or other corporate action paid to the Fund in respect of any Deposit Security that is transferred to the Fund that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Participant or any party for which it is acting.

(j) Transfer Failures.  When making a Redemption Order, the Participant understands and agrees that in the event Shares are not transferred to the Fund in accordance with the terms of the Fund Documents, such Redemption Order may be rejected by the Fund and the Participant will be solely responsible for all costs and losses and fees incurred by the Fund, the Index Receipt Agent or the Distributor related to such rejected Redemption Order.

(k) Beneficial Ownership Required for Redemption.  The Participant represents, covenants and warrants that it will not attempt to place a Redemption Order for the purpose of redeeming any Creation Units unless it first ascertains that it or its customer, as the case may be, owns outright or has full legal authority and legal and beneficial right to tender for redemption the requisite number of Shares, and that such Shares have not been borrowed from or loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement, or any other agreement that would preclude the delivery of such Shares to the Fund.

(l) One Account.  The Participant understands that Shares of any Fund may be redeemed only when one or more Creation Units are held in the account of a single Participant.

(m) Foreign Clients of Participant.  Notwithstanding anything to the contrary in this Agreement or the Prospectuses, the Participant understands and agrees that residents of certain countries are entitled to receive only cash upon redemption of a Creation Unit. Accordingly, the Participant will confirm that any request it submits for an in-kind redemption has not been submitted on behalf of a Beneficial Owner who is a resident of a country requiring that all redemptions be made in cash.

Section 3.  Compliance with Internal Revenue Code

(a) Section 351.  The Participant represents, covenants and warrants that, based upon the number of outstanding Shares of any particular Fund, it does not, and will not in the future, hold for the account of any single Beneficial Owner, or group of related Beneficial Owners, 80% or more of the currently outstanding Shares of such Fund.

(b) Representation of Third Party.  The Participant agrees that the confirmation relating to any order for one or more Creation Units shall state as follows: “Purchaser represents and warrants to the Distributor and Index Receipt Agent that, after giving effect to the transaction to which this confirmation relates, it will not hold 80% or more of the outstanding Shares of the issuing Fund and will not treat such purchase as eligible for tax-free treatment under Section 351 of the Internal Revenue Code of 1986, as amended (“Code”).  If purchaser is a dealer, it agrees to deliver similar written confirmations to any person purchasing from it any of the Shares to which this confirmation relates.”

(c) Representation of Participant.  A Fund and its Index Receipt Agent and Distributor shall require, as a condition to the acceptance of a deposit of Deposit Securities, information from the Participant regarding ownership of the Shares by such Participant and its customers, and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent or more of the Fund’s currently outstanding Shares by a Beneficial Owner.

(d) Tax Liability.  To the extent a Fund incurs a tax liability in connection with a creation or redemption of a Creation Unit by Participant due to the failure of the transaction to qualify for section 351 of the Code, Participant shall be responsible for the payment of such tax, whether or not imposed directly on Participant.

Section 4.  Indemnification

(a) The Participant hereby agrees to indemnify and hold harmless the Distributor, the Funds, the Index Receipt Agent, their respective subsidiaries, affiliates, directors, managers, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party” for purposes of this Section 4(a)), from and against any loss, liability, cost, or expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement; (ii) any failure on the part of the Participant to perform any of its obligations set forth in this Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) actions of such Indemnified Party in reliance upon any instructions issued in accordance with the Fund Documents and reasonably believed by the Distributor and/or the Index Receipt Agent to be genuine and to have been given by the Participant; or (v) the Participant’s failure to complete a Purchase Order or Redemption Order that has been accepted. The Participant understands and agrees that the Funds as third party beneficiaries to this Agreement are entitled to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations under this Agreement that benefit the Fund. The Distributor shall not be liable to the Participant for any damages arising out of mistakes or errors in data provided to the Distributor, or out of interruptions or delays of communications with the Indemnified Parties who are service providers to the Fund, nor is the Distributor liable for any action, representation, or solicitation made by the wholesalers of the Fund.

(b) The Distributor hereby agrees to indemnify and hold harmless the Participant and the Index Receipt Agent, their respective subsidiaries, affiliates, directors, managers, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party” for purposes of this Section 4(b)), from and against any loss, liability, cost, or expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Distributor of any provision of this Agreement; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; or (iii) any failure by the Distributor to comply with applicable laws, including rules and regulations of self-regulatory organizations.

(c) The Index Receipt Agent hereby agrees to indemnify and hold harmless the Participant, the Funds, and the Distributor, their respective subsidiaries, affiliates, directors, managers, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party” for purposes of this Section 4(c)), from and against any loss, liability, cost, or expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Index Receipt Agent of any provision of this Agreement; (ii) any failure on the part of the Index Receipt Agent to perform any of its obligations set forth in this Agreement; or (iii) any failure by the Index Receipt Agent to comply with applicable laws, including rules and regulations of self-regulatory organizations.

(d) The Funds, the Distributor, the Index Receipt Agent, or any person who controls such persons within the meaning of Section 15 of the 1933 Act, shall not be liable to the Participant for any damages arising from any differences in performance between the Fund Deposit and the Fund’s benchmark index.

Section 5.  Trust as Third Party Beneficiary.  The Participant and the Distributor understand and agree that the Trust as a third party beneficiary to this Agreement is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust.

Section 6. Incorporation of Handbook. The Fund Documents are hereby incorporated by reference into, and made a part of, this Agreement.

 Section 7. Conflicts Rules.  Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Fund Documents. In the event of a conflict between this Agreement and the Fund Documents, the Fund Documents shall control.  In the event of a conflict between the Prospectus and Handbook, the Prospectus shall control.

Section 8. Notices. Except as otherwise specifically provided, all notices required or permitted to be given pursuant hereto shall be given in writing and delivered by personal delivery, overnight courier, facsimile or similar means of same day delivery addressed as follows:

(i)	If to the Distributor:
Northern Lights Distributors, LLC 4020 South 147th Street Omaha, Nebraska 68137
(ii)	If to the Trust:
Northern Lights ETF Trust Attn: Legal Counsel c/o Gemini Fund Services, LLC 4020 South 147th Street Omaha, Nebraska 68137
with a copy to:
Brown Brothers Harriman BROWN BROTHERS HARRIMAN & CO. 40 Water Street Boston, MA 02109
(iii)	If to the Participant:

Section 9. Effectiveness, Termination and Amendment. This Agreement shall become effective upon execution and delivery by each of the parties hereto. This Agreement may be terminated at any time by any party upon sixty days prior written notice to the other parties and may be terminated earlier by the Trust or the Distributor at any time on the event of a breach by the Participant of any provision of this Agreement (including the Handbook) or the Fund Documents. This Agreement supersedes any prior agreement between or among the parties concerning the matters governed hereby. This Agreement may be amended by the Trust and the Distributor from time to time without the consent of the Participant or any Beneficial Owner by the following procedure: the Trust or the Distributor will mail a copy of the amendment to the Participant in compliance with the notice provisions of this Agreement; if the Participant does not object in writing to the amendment within ten (10) business days after receipt of the proposed amendment, the amendment will become part of this Agreement in accordance with its terms.

Section 10. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in New York City over any suit, action or proceeding arising out of, or relating to, this Agreement.

Section 11. Assignment. No party to this Agreement shall assign any rights hereunder without the prior written consent of the other party hereto, such consent not to be unreasonably withheld.  Any assignee or successor shall be bound by the terms of this Agreement.

Section 12. Headings. Any headings in this Agreement are for convenience only and do not change the meaning of any provision of the Agreement.

Section 13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Authorized Participant Agreement as of the date set forth above.

NORTHERN LIGHTS DISTRIBUTORS, LLC, in its capacity as Distributor of the Funds

By:
Name:
Title:

___________________, in its capacity as Participant

By:
Name:
Title:

AND ACCEPTED BY BROWN BROTHERS HARRIMAN & CO. , in its capacity as Index Receipt Agent of the Trust

By:
Name:
Title:

SCHEDULE 1

Funds, Creation Unit Sizes and Effective Date

Fund	Creation Unit Size	Effective Date
Arrow Dow Jones Global Yield ETF	75,000	3/29/2012

SCHEDULE 2

a.

Initial Basket Size:

Basket Value	Shares	Price
$ 1,875,000	75,000	$ 25.00

b.

Creation Preference:

Delivery of entire basket In-Kind

c.

Conditional cash-in-lieu processes and imposition of a variable charge as part of the Transaction Fee:

Position Market Value (PMV) at end of day

Corporate Bonds:

Approximately PMV +75 BPS

Equities:

Approximately PMV +75 BPS

Sovereign Bonds:

Approximately PMV +25 BPS

d.

Collateral required for unsettled positions of 105%

e.

Rebalance Process , schedule for the last business day of each calendar year quarter

a.

Custom baskets may be permitted and may be associated with the rebalancing and/or reconstitution of the Fund’s underlying index.  Custom baskets will be designed to comply with exemptive relief on which the Fund relies to operate as an exchange-traded fund.

b.

One day prior to the Fund’s underlying index rebalancing and/or reconstituting, the basket for the Fund that reflects such rebalancing and/or reconstitution will be published.

f.

International Bonds are EuroClear eligible and must settle EuroClear (unless otherwise agreed by Fund adviser)